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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: January 9, 2001
                Date of earliest event reported: January 8, 2001


                                     AVIRON
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)


           0-20815                                        77-0309686
     (Commission File No.)                     (IRS Employer Identification No.)


                             297 N. BERNARDO AVENUE
                         MOUNTAIN VIEW CALIFORNIA 94043
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (650) 919-6500


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ITEM 5. OTHER EVENTS.

     On January 8, 2001, we announced that American Home Products Corporation, or AHP, agreed to make a $10.0 million payment to us to support commercial manufacturing and inventory build-up of FluMist(TM) for a potential product launch during the 2001-2002 influenza season. The payment is an advance against future amounts AHP will owe us under our global collaboration agreement for FluMist(TM). Also on January 8, 2001, we announced that C. Boyd Clarke, our president and chief executive officer, was elected chairman of the board of directors. He succeeds J. Leighton Read, M.D., our founder, who will remain on our board of directors.

     In order to comply with Regulation FD in connection with our planned disclosure and discussion at the J.P. Morgan H&Q 19th Annual Healthcare Conference in San Francisco, California on January 9, 2001, we are disclosing the following information.


                              RECENT DEVELOPMENTS

     On October 12, 2000, we sold 450,000 shares of common stock in a private transaction to Biotech Invest, S.A., an affiliate of Biotech Target, S.A., at a price of $48.00 per share for proceeds of $21.6 million. Since September 30, 2000, we have sold a total of 612,307 shares of our common stock under our agreement with Acqua Wellington North America Equity Funds Ltd., or Acqua Wellington, at an average price per share of $52.26 for total proceed of $32.0 million in four separate transactions. On January 5, 2001, we exercised our final option to sell shares of common stock to Acqua Wellington under our agreement with them for proceeds of $8 million. The number of shares will be determined on January 23, 2001 based upon the closing price of our common stock over an eleven trading day period ending that day.

     Since September 30, 2000, we have exchanged approximately $51.7 million aggregate principal amount of our 5 3/4% Convertible Subordinated Notes due 2005 for 1,722,673 shares of our common stock in a number of privately negotiated transactions. Additional non-cash expense related to the exchanges was approximately $2.7 million. The $1.2 million of unamortized debt issue costs related to the 5 3/4% convertible notes exchanged have been charged to additional paid-in capital. As of December 31, 2000, approximately $48.3 million aggregate principal amount of our 5 3/4% convertible notes remain outstanding.

     On December 28, 2000, the FDA accepted our BLA for filing, which triggered a $15.5 million payment from Wyeth Lederle Vaccines, or Wyeth. We received the payment from Wyeth on January 2, 2001, and it will appear as revenue in our fourth quarter 2000 financial statements.

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                       OVERVIEW OF SOME ISSUES RELATED TO
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Since our inception in April 1992, we have devoted substantially all of our resources to our research and development programs. To date, we have not generated any revenues from the sale of products and do not expect to generate any revenues from the sale of products until the third quarter of 2001 at the earliest. We have incurred cumulative net losses of approximately $251.4 million as of September 30, 2000. We expect to incur substantial operating losses through this year and may incur losses after 2001.

     We expect our research and development expenditures, which include pre-marketing manufacturing expenses, to increase substantially over the next several years as we expand our research and development efforts, preclinical testing and clinical trials with respect to some of our programs, and initiation of sustained commercial scale manufacturing of FluMist. In addition, we expect general, administrative and marketing expenses to continue to increase as we expand our operations and prepare for the potential commercial launch of FluMist. Capital expenditures may also increase, and we will incur substantial cash and non-cash charges resulting from a restructuring of our U.K. manufacturing activities.

     In February 2000, we amended our agreement with the University of Michigan to accelerate the issuance of a warrant to the university. As a result of this amendment, we granted the university a fully-vested non-forfeitable warrant to purchase 340,000 shares of our common stock at an exercise price of $10.00 per share. Also, as a result of this amendment, we recorded a one-time charge of approximately $10.9 million in the first quarter of 2000 representing the fair value of the warrant. Upon the date of the first commercial sale of FluMist, if we have more than 27.2 million shares outstanding, we will issue an additional warrant allowing the university to purchase 1.25 percent of the excess shares on the same terms. If we issue such a warrant, its value will be capitalized and amortized to expense over the expected life of FluMist.

     To motivate our employees and align their interests with our stockholders, on February 9, 2000, we granted options for the purchase of a total of 1,264,900 shares of our common stock at an exercise price of $24.00, the closing price of our stock on February 8, 2000. Approximately 27 percent of the options became exercisable upon the acceptance by the FDA for filing of our BLA submission on December 28, 2000. Another 40 percent become exercisable upon the earlier to occur of (1) the date on which the FDA approves FluMist for marketing in the United States and (2) February 2005. The final 33 percent of these options will become exercisable when the FDA approves FluMist for marketing in the United States, but only if this event occurs in 2001. If FDA marketing approval for FluMist is not obtained by December 31, 2001, these options will be cancelled. If the final 33 percent of these options become exercisable, we anticipate incurring compensation expense in the period in which they become exercisable in an amount equal to the difference between the exercise price of the options and the then current fair market value of our common stock. Through September 30, 2000, we granted options with similar vesting provisions for the purchase of an additional 214,350 shares of our common stock at exercise prices ranging from $24.25 to $40.56.

     During October 2000, we restructured our manufacturing agreement with Evans in order to gain direct control over FluMist manufacturing operations. We obtained responsibility for bulk manufacture of FluMist in Evans' Speke, U.K. facility, hired approximately 100 Evans employees who had been working on FluMist, and entered into sub-leases through June 2006 for the FluMist manufacturing areas on the existing site. In connection with the restructuring of our manufacturing agreement, we made an initial payment of $15.0 million and will make additional annual payments of $3.9 million over each of the next five years. As further consideration for the amendment to the contract manufacturing agreement, we agreed to make payments


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totaling $19.0 million, which will be paid over the term of the agreement based on net sales of FluMist. We also gave Evans warrants to purchase 63,162 shares of our common stock at an exercise price of $47.50 per share, which we valued at $1.2 million. We have valued the aggregate consideration, including the net present value of the annual payments, at approximately $50.2 million, which we recorded as an asset and will amortize over the remaining term of the Evans agreement, which extends through June 2006. We have also recorded $34.0 million of obligations to Evans consisting of the net present value of the annual payments of $3.9 million and the $19 million obligation. The $19 million obligation has not been discounted because the timing of the related payment is not fixed, but rather is based on net sales of FluMist. In addition, we agreed to make payments during the term of the agreement of $225,000 per year for the use of the Aviron unit in the Evans manufacturing plant, payments up to an aggregate of $3.0 million for attaining specific milestones, and payments for other support services based on the costs of these services incurred. We will expense rent and other support services as the costs are incurred and expense milestones as they become due.


     BUSINESS OUTLOOK

     We anticipate an increase in operating expense in 2001 due primarily to an increase in the size of our operations in the U.K. and expenses we expect to incur as we make preparations for a potential commercial launch of FluMist in the U.S. for the 2001 - 2002 influenza season. Assuming that we continue these preparations, we expect to record operating expenses (including cash and non-cash) of between $130 and $145 million in 2001, although the actual amount may be higher depending on the amount of finished product ultimately manufactured for the 2001-2002 influenza season. This amount includes amortization expense associated with the restructuring of our contract manufacturing agreement with Evans. The portion of 2001 operating expenses that is depreciation and amortization is expected to be approximately $17 million, compared to $4.3 million for the first nine months of 2000.

     Our outlook for operating expenses in 2001 also does not include a one-time non-cash charge associated with the vesting of employee stock options in the event of a 2001 approval by the FDA for marketing of FluMist.

     As part of preparing for a potential FluMist commercial launch for the 2001 - 2002 influenza season, we have begun the initial stages of commercial scale manufacturing of FluMist. To support inventory buildup for 2001, Wyeth has agreed to pay us $10 million as an advance against future amounts that Wyeth will owe us under our agreement with them. We intend to record as research and development expense, rather than capitalize into inventory, the majority of our manufacturing spending until such time that FluMist is approved for marketing by the FDA. Thus, a significant portion of anticipated 2001 operating expense will include manufacturing activities. If we receive marketing approval for FluMist, initial reported cost of goods sold may be lower than in future periods when manufacturing expenses will be charged to cost of goods sold.

     We expect capital expenditures to substantially increase as we commence building of additional manufacturing facilities and commercialization systems and facilities.

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                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision in our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.


RISKS RELATED TO FLUMIST

     The most significant risks we currently face are those related to the development and commercialization of FluMist. All of our potential near-term revenues are dependent on the commercialization of FluMist. Because of the seasonality of influenza, FluMist must be available in the third or fourth quarter of the year for us to achieve revenues for that season. Delay in availability of FluMist in the initial year of commercialization or in subsequent years could cause us to lose revenues for an entire influenza season and require us to raise additional capital to cover the costs of additional research and development, manufacturing and ongoing fixed costs. In addition, we may incur significant losses as a result of our decision to begin manufacturing FluMist at commercial scale for use in the 2001 - 2002 influenza season before receipt of marketing approval from the FDA.

IF THE FDA FINDS THAT OUR BLA FOR FLUMIST DOES NOT SUPPORT APPROVAL FOR MARKETING, COMMERCIALIZATION OF FLUMIST MAY BE DELAYED BY ONE OR MORE INFLUENZA SEASONS.

     On December 28, 2000, the FDA accepted our BLA for FluMist for filing. If the FDA finds that the validation, clinical or other required data in our BLA is insufficient, the FDA could require corrective action or additional data, which could delay or prevent approval. In November 1999, we announced that we would not submit a BLA for FluMist in 1999 due to inconsistent test results observed during the manufacturing process validation exercises. We concluded after investigation that the inconsistencies were only associated with certain assays, or tests, and not associated with FluMist or the manufacturing process. Although we believe we have addressed these issues to ensure consistent assay performance at commercial scale the FDA may find our BLA for FluMist does not support approval for marketing for other reasons.

     We are initially seeking FDA approval for use of FluMist in healthy children and healthy adults. The FDA may not find our clinical data adequate to support use in any particular group and may exclude any segment of the population. The FDA may request additional clinical data to support the safety or efficacy of FluMist in some or all of those population segments. We may be required to commence and complete additional clinical trials to generate additional data to support product approval for one or more of our target populations, which may lead to substantial delay in FluMist approval or prevent it from being approved for any of those population segments. Moreover, although FluMist has been generally well tolerated in clinical trials to date, we are continuing to conduct clinical trials and cannot exclude the possibility that serious adverse events related to use of the vaccine might occur in the future.

IF THE FDA DETERMINES THAT OUR MANUFACTURING FACILITIES ARE NOT ADEQUATE, EITHER BEFORE OR AFTER RECEIPT OF FDA MARKETING APPROVAL, WE MAY LOSE THE ABILITY TO MANUFACTURE AND SELL FLUMIST FOR ONE OR MORE INFLUENZA SEASONS.

     As part of the BLA approval process and on an ongoing basis thereafter, the FDA is likely to inspect each of the facilities involved in manufacturing FluMist. FDA inspectors may find deficiencies in the facilities or processes that may delay or prevent FluMist marketing approval. Even if the FDA approves FluMist for marketing, FDA inspectors could find deficiencies during future inspections and we may lose the ability to manufacture and sell FluMist for one or more influenza seasons.

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     Several key stages of the FluMist manufacturing process take place in a facility located in the U.K. This facility was formerly owned by Celltech Medeva, or Medeva, the international marketing arm of Celltech Group Plc, but has since been acquired by Evans. In October 2000, we leased from Evans the section of the facility where the manufacture of FluMist takes place so that we can have direct control over the FluMist manufacturing operations. In November 1999, Medeva notified us that it received a warning letter from the FDA regarding the entire facility. Some of the comments in the letter referred to the general utility systems in the facility, such as water and clean steam, which are shared by us and are used to prepare supplies used in the manufacture of FluMist. We have been assured by Evans that it has taken or is taking the necessary steps to bring its systems and facility into compliance, and it is working with the FDA to fulfill that objective. We believe that Evans has taken the necessary steps to bring the relevant general utility systems into compliance. However, we have also begun to implement plans to minimize our dependence on these utilities. Those plans, some of which will require FDA approval, involve the use of supplies, which will reduce our reliance on the shared utility systems at Evans.

IF WE ARE UNABLE TO PERFORM THE COMPLEX ANNUAL UPDATE OF THE FLUMIST FORMULATION FOR NEW INFLUENZA STRAINS IN A TIMELY MANNER, OUR SALES FOR THAT YEAR WILL BE LIMITED OR WE MAY HAVE NO SALES AT ALL.

     Early each year, the FDA determines which influenza strains will be included in the upcoming season's vaccines. After the FDA selects the strains, we will have approximately six months to include the selected strains and manufacture FluMist for use in the upcoming influenza season. Major factors that may delay availability of FluMist each year are:

     - The FDA may delay its selection of strains for a given influenza season.

     - We may experience difficulty or delay in the technically demanding process we follow each year to update the formulation of FluMist.

     - The FDA could require as a release test a brief clinical trial designed to confirm the safety and/or activity (immune response) of the vaccine including the new strains selected for that particular year.

     - As with other vaccine manufacturers, the FDA will conduct tests on each lot of vaccine to enter the market. If for some reason these tests are delayed, it could have a material adverse effect on supplies of FluMist to the market.

IF WE HAVE DIFFICULTIES WITH OUR MANUFACTURING PROCESS, WE MAY NOT HAVE SUFFICIENT QUANTITIES OF VACCINE TO ASSURE AVAILABILITY.

     We may not have sufficient quantities of vaccine in time to assure availability for the season due to problems with updated strains or performance of suppliers. Following inoculation with our updated influenza strains, bulk vaccine is harvested from special hens' eggs. We are currently dependent on a single supplier for an adequate and timely supply of eggs.

     We may have difficulty with the blending, filling and packaging of FluMist. The bulk vaccine for three strains of influenza must be diluted and blended together prior to filling the nasal spray device. We depend upon a single supplier for our nasal spray device. We also depend upon our packaging contractor for packaging of the vaccine.

     The FluMist manufacturing process is labor intensive and must be conducted under strict controls and tight timelines. The vaccine is subject to strict quality control testing during all phases of production and prior to release. Any quality control testing failures could lead to a reduction in the available supply of FluMist.

WE DO NOT HAVE EXPERIENCE IN MANUFACTURING FLUMIST AT A SUSTAINED COMMERCIAL SCALE AND MAY ENCOUNTER UNANTICIPATED DIFFICULTIES IN ITS MANUFACTURE.

     As anticipated with any business' scaling up, our costs associated with the manufacture of FluMist at a sustained commercial scale initially will be high. We may not be able to manufacture FluMist as planned and benefit as anticipated from economies of scale. Prior to our October 2000 lease of the U.K. facility, we had

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arrangements with an experienced vaccine manufacturer to produce FluMist on a contract basis. Although we leased the U.K. manufacturing facility in order to have direct control over the FluMist manufacturing and regulatory approval process, and although we hired the approximately 100 Evans employees who have been responsible for FluMist manufacturing, we have not manufactured FluMist at a sustained commercial scale.

IT IS TIME-CONSUMING AND EXPENSIVE TO INCREASE MANUFACTURING CAPACITY, WHICH MAY LEAD TO UNEVEN REVENUE GROWTH.

     We initially may be capacity constrained in our supply of vaccine. It is time-consuming and expensive to increase manufacturing capacity. In order to secure future production capacity, we may extend and expand existing arrangements, collaborate with other third parties, or establish additional manufacturing facilities. Using an alternative supplier or building a new facility would require a substantial amount of funds and additional clinical trials and testing. We cannot be sure that an additional source of supply will be established on a timely basis, or that we will have or be able to obtain funds sufficient for building or equipping a new facility. If we are unable to increase our manufacturing capacity, any annual revenue growth may be uneven.

THE SUCCESS OF FLUMIST IS HIGHLY DEPENDENT ON OUR PARTNER, WYETH LEDERLE VACCINES, OR WYETH, FOR MARKETING, PROMOTION, SALES AND DISTRIBUTION ACTIVITIES.

     We have entered into an exclusive agreement with Wyeth to co-promote, sell, and distribute FluMist in the United States. We believe that for FluMist to be widely adopted, the efforts of an experienced pharmaceutical sales force are needed. If Wyeth fails to devote appropriate resources to promote, sell, and distribute FluMist, sales of FluMist could be reduced. Distribution of FluMist will be challenging for several reasons. First, influenza vaccine is a seasonal product with a shipping period between August and January. Second, FluMist is a frozen product and must remain frozen under recommended storage conditions prior to use. Although Wyeth has a distribution system that supports frozen vaccines, if it does not manage these distribution challenges our revenues could be reduced. Furthermore, if we do not achieve timely licensure for the sale of frozen FluMist in the United States, then Wyeth has the option to terminate our agreement.

     Wyeth currently participates in the development of a liquid formula of FluMist, which will be important if FluMist is to be accepted outside of the United States. Wyeth will also participate in the manufacturing, promotion, sales and distribution of the liquid formulation. If Wyeth does not devote sufficient resources to the development and commercialization of this formulation, its commercial availability will be delayed.

     The aggregate amount of license fees, milestone payments and financing support due from Wyeth to us under this agreement could exceed $400 million, of which we have received $50.5 million to date. If Wyeth breaches or terminates its agreement with us or otherwise fails to conduct its FluMist related activities in a timely manner or if there is a dispute about its obligations, we may lose some or all of the above remaining payments and may need to seek another partner. Additionally, the manufacturing and sale of FluMist could be delayed, reduced or become substantially more expensive for us to achieve.

IF MEDICAL ADVISORY BODIES, DOCTORS, AND OTHER HEALTH CARE PROVIDERS DO NOT RECOMMEND FLUMIST ITS MARKET OPPORTUNITY WILL BE LIMITED.

     We believe recommendations from advisory bodies such as the Advisory Committee on Immunization Practices of the Centers for Disease Control and Prevention, or CDC, and the American Academy of Pediatrics will be important to encourage doctors and other healthcare providers to recommend FluMist. If these bodies do not recommend FluMist, the product's market opportunity will be limited. We will also need to educate doctors and other healthcare advisors of the safety and clinical efficacy of FluMist and its potential advantages over other influenza vaccines.

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WHETHER OR NOT DOCTORS, OTHER HEALTH CARE PROVIDERS AND MEDICAL ADVISORY BODIES
RECOMMEND FLUMIST, IF THE MARKET DOES NOT ACCEPT FLUMIST, OUR SALES WILL BE REDUCED.

     FluMist acceptance may be limited by a number of factors, including:

     - perceived clinical benefit of competing influenza vaccines, including the flu shot, and other influenza related products;

     - unfavorable publicity concerning other vaccines;

     - pricing of FluMist;

     - difficulties in consumer access to FluMist;

     - reimbursement polices of government and third-party payors;

     - side effects, such as the runny nose, sore throat or fever seen in some clinical trial participants; and

     - the requirement of frozen storage capacity by those distributing and administering the vaccine.

WE FACE COMPETITION FROM COMPANIES WITH SUBSTANTIAL FINANCIAL, TECHNICAL AND MARKETING RESOURCES, WHICH COULD SERIOUSLY LIMIT OUR FUTURE REVENUES FROM FLUMIST.

     FluMist will be competing against the flu shot, which is sold by established pharmaceutical companies, including Wyeth, Evans and Aventis-Pasteur, Inc.

     We also operate in a rapidly evolving field. Other companies are working to improve the clinical profile of flu shots. In addition, we are aware of efforts to develop non-injectable influenza vaccines that would be more directly competitive with FluMist. For example:

     - a nasally administered inactivated vaccine is being developed by Biovector Therapeutics, S.A. and Biochem Pharma, Inc. which has been licensed to SmithKline Beecham Biologicals, S.A., or SmithKline Beecham;

     - a nasally administered inactivated vaccine has been developed by Swiss Serum Berna which has been licensed for sale in Switzerland; and

     - a nasally administered live influenza vaccine has been developed and used in Russia.

     In 1999, the FDA approved two new products for the treatment of influenza: zanamivir and oseltamivir. Zanamivir is marketed as Relenza and is sold by Glaxo Wellcome Plc, and oseltamivir is marketed as Tamiflu and is sold by Roche Holdings AG, or Roche. These products inhibit the ability of the influenza virus to replicate. Both zanamivir, delivered via an inhaled powder, and oseltamivir, a pill, were approved for influenza treatment. When administered within two days of contracting influenza, zanamivir and oseltamivir may reduce the duration of influenza by approximately one day. Clinical data also has shown that taking zanamivir or oseltamivir daily for a period of time during the influenza season can have a preventative effect. Recently, Roche received approval to market and sell oseltamivir for the prevention of influenza in individuals over the age of thirteen.

THE FLUMIST MASTER DONOR STRAINS ARE NOT PROTECTED BY PATENTS AND IF THE STRAINS ARE DUPLICATED, THIRD PARTIES MAY BE ABLE TO DEVELOP, MARKET AND SELL A COMPETING VACCINE.

     We have no issued patents covering the FluMist master donor strains. Our rights to the master donor strains are substantially based on (1) an exclusive worldwide license of materials and know-how from the University of Michigan, which owns the master donor strains from which our vaccine is derived; and (2) an exclusive license of know-how and clinical trial data from the National Institutes of Health, or NIH. Neither the University of Michigan nor the NIH has been issued any patents covering the master donor strains. A third party may gain access by some means to the University of Michigan master donor strains and attempt to reproduce FluMist or develop another live virus influenza vaccine that might be comparable to FluMist in terms of safety and effectiveness.

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WE MAY INCUR SIGNIFICANT LOSSES AS THE RESULT OF OUR DECISION TO MANUFACTURE
FLUMIST FOR COMMERCIAL USE BEFORE RECEIVING LICENSURE.

     The manufacturing of FluMist is a complex process, containing multiple steps over a period of many months. Therefore, in anticipation of licensure in time to participate in the 2001 - 2002 influenza season, we already have begun manufacturing FluMist for commercial use. The costs associated with our decision to manufacture will increase at an increasing rate as the year progresses. However, there is no guaranty that FluMist will be licensed for sale during any portion of the 2001 - 2002 influenza season, if at all. If the product is not approved for marketing in time to allow a launch during the 2001 - 2002 influenza season, we will not receive any revenue from FluMist sales during the same influenza season. Furthermore, because one or more viral strains used in all influenza vaccines may change annually, we may not be able to utilize, during a subsequent influenza season, any components of FluMist that we are currently manufacturing.

FAILURE TO RAISE ADDITIONAL CAPITAL COULD DELAY FLUMIST COMMERCIALIZATION AND DELAY THE DEVELOPMENT OF A LIQUID FORMULATION OF FLUMIST AND OF OUR OTHER POTENTIAL PRODUCTS.

     Our operations to date have consumed substantial and increasing amounts of cash. As of September 30, 2000, we have an accumulated deficit of approximately $251.4 million. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The commercialization of FluMist requires substantial funds for manufacturing, continued clinical trial efforts and other commercialization activities. For the nine months ended September 30, 2000, our research and development expenses and our general, administrative and marketing expenses amounted to $54.0 million and $9.3 million, respectively. We expect to continue to incur significant operating expenses. We also expect to spend a substantial amount to develop a liquid formulation of FluMist. In addition, we expect to continue funding the research, preclinical testing and clinical trials necessary to develop our early-stage products.

     As of September 30, 2000, we have raised $390.3 million since inception through financing activities, such as sales of equity, convertible debt securities, and other debt financing, which includes $127.3 million raised from equity financing during the nine month period ended September 30, 2000. Additionally, our current revenues are comprised primarily of amounts earned as milestone payments and expense reimbursements under our FluMist collaboration agreement with Wyeth, and other revenues from other contracts and research grants. For the nine-month period ended September 30, 2000, our revenues amounted to $7.9 million, which primarily consisted of expense reimbursements under our agreement with Wyeth.

     Our future revenues will depend largely on the success of these collaboration arrangements, contracts and research grants. With respect to our collaboration agreement with Wyeth, our rights to receive milestone payments are all "event-driven." These payments are earned only upon our successful completion of specific activities. We cannot be certain whether these milestone payments will be realized. Under our agreement with Wyeth, we received a milestone payment in the amount of $15.5 million, which became due upon the acceptance by the FDA for filing of our BLA on December 28, 2000. Another milestone payment of $20.0 million is due upon obtaining FDA marketing approval for FluMist. The timing of receipt of this payment will depend on the progress of the regulatory review of the BLA. Additional milestone payments related to the application submission and approval of FluMist for marketing in international markets, for expansions in labeling claims, for policy recommendations, and for the liquid formulation are dependent upon future governmental approvals or recommendations by medical advisory bodies and we will not receive these payments until these activities are successfully completed at some time after 2001.

     Additionally, due to the seasonal nature of FluMist, cash will not be generated from product sales until late each year or early in the following year. Accordingly, a significant amount of working capital will be required each year to provide for the payment of expenditures associated with the manufacturing of inventory and other operating and capital needs in advance of any product sales.

     Currently, we expect our existing cash, cash equivalents, short term investments, and proceeds generated from our collaborative arrangements and financing commitments

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will enable us to maintain our current and planned operations through 2001. Our future capital requirements will depend upon many factors, including:

     - the ability to successfully complete activities necessary to earn milestones under our collaborative agreements and the timing of receipt of these milestones;

     - the time and costs involved in obtaining regulatory approvals;

     - the ability to successfully launch FluMist in the United States;

     - continued scientific progress in the research and development of our technology and vaccine programs;

     - the size and complexity of these programs;

     - our ability to establish and maintain collaborative arrangements;

     - progress with preclinical testing and clinical trials; the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

     - the cost of constructing additional manufacturing facilities; and

     - product commercialization activities, which may require us to seek additional funding.

     If adequate funds are not available, whether through our financing commitments, additional funding or our current capital sources, such as our collaboration arrangements, the commercialization of FluMist and the development of a liquid formulation of FluMist may be delayed, and we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs for our other products. We may also be required to obtain funds through collaborative agreements with others that may require us to relinquish rights to certain of our technologies, product candidates or products we would otherwise seek to develop or commercialize ourselves. If additional funds are raised by issuing equity or convertible securities, the percentage ownership in Aviron held by existing stockholders will be reduced.

IF WE ARE UNABLE TO ATTRACT, RETAIN AND MAINTAIN GOOD RELATIONS WITH QUALIFIED PERSONNEL IN EACH OF OUR THREE LOCATIONS, OUR ABILITY TO COMMERCIALIZE FLUMIST AND DEVELOP A LIQUID FORMULATION OF FLUMIST MAY BE DELAYED.

     Attracting and retaining significant additional qualified personnel will be critical to our success. To pursue the development and commercialization of FluMist, we will be required to hire additional qualified personnel at appropriate locations, especially those with expertise in development, commercial-scale manufacturing and quality functions. Expansion in these areas is also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. We face competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies.

     Also, some Aviron employees are members of labor unions. Labor actions by these unions and/or these employees could require us to cease or curtail operations at affected locations.

SOME OF OUR CRITICAL MANUFACTURING FACILITIES FOR FLUMIST ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES AND THE OCCURRENCE OF AN EARTHQUAKE, OR OTHER CATASTROPHIC DISASTER, COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH COULD REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

     The first of three steps in the FluMist manufacturing process takes place at our facility in Mountain View, California. This manufacturing facility is located in a known earthquake fault zone. Should an earthquake or other type of disaster, including fire, flood, power loss, communication failure, or similar events, disable these facilities, there are no readily available alternative facilities which meet the current good manufacturing practice standards required by the FDA. Therefore, should these facilities be disabled, the ability to manufacture and sell FluMist could be lost for one or more influenza seasons.

     The second step in the FluMist manufacturing process takes place at our facilities in the U.K., and the third step in the process takes place in Philadelphia, Pennsylvania. Should an earthquake or other type of disaster, including fire, flood, power loss, communication failure, or similar events, disable these facilities, there are no readily available alternative facilities which meet the current good manufacturing practice

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standards required by the FDA. Therefore, should either or both of these facilities be disabled for any reason, the ability to manufacture and sell FluMist could be lost for one or more influenza seasons.

FAILURE TO INTEGRATE EFFECTIVELY THE ACTIVITIES OF OUR NEW U.K. OPERATIONS WITH OUR EXISTING OPERATIONS IN PENNSYLVANIA AND CALIFORNIA COULD SIGNIFICANTLY HINDER OUR ABILITY TO EFFECTIVELY DEVELOP, MANUFACTURE AND COMMERCIALIZE FLUMIST AND ULTIMATELY GENERATE REVENUE.

     In October 2000, we restructured the contract manufacturing agreement previously in place with Evans for bulk manufacture of FluMist in the Speke, U.K. facility. The new agreement, which runs through June 2006, transferred responsibility for bulk manufacture of FluMist and transferred approximately 100 Evans employees to Aviron UK Ltd., our wholly-owned U.K. subsidiary. The coordination of operations at our three sites is critical to manufacturing FluMist. Our management must expend significant effort in order to integrate the people, processes, technology and activities of this new site into our existing operations. However, our management, as a team, has limited experience in coordinating the operations of a substantial foreign subsidiary with domestic operations. If our California, Pennsylvania and U.K. locations do not integrate effectively, the development, manufacture and commercialization of FluMist could be negatively impacted.

OTHER RISKS RELATED TO OUR COMPANY

SAFETY OF VACCINES CAN ONLY BE DETERMINED AFTER WIDESPREAD USE IN THE
POPULATION.

     A vaccine could be licensed by the FDA and still be associated with adverse events which reduce or eliminate revenue. For example, in 1998 the FDA approved the use of a vaccine to prevent infant diarrhea, but the product was subsequently withdrawn from the market due to a possible link between a serious bowel disorder and the vaccine. This adverse event occurred at a frequency that was not detectable in a typical clinical development program. In addition, there are a number of theoretical risks related to live virus vaccines, including changing back to the naturally occurring, or wild type, and re-combining to form a new strain which may cause disease. Also, because of the way it works, a weakened live virus could make an individual more susceptible to secondary infection. In addition, a weakened live virus could cause disease resembling a wild-type virus infection in people with an immune system that is not working properly because of a pre-existing disease, HIV infection or drug treatment for cancer or organ transplantation. The potential for serious adverse events after introduction to the market is an issue for all vaccines, including FluMist.

OTHER THAN FLUMIST, OUR PRODUCT CANDIDATES ARE AT EARLY STAGES OF DEVELOPMENT, AND IF WE ARE UNABLE TO DEVELOP AND COMMERCIALIZE PRODUCTS SUCCESSFULLY, WE WILL NOT GENERATE REVENUES FROM THESE PRODUCTS.

     To date, none of our product candidates has been commercialized. Other than FluMist, all of our product candidates are in early stages of development. We face the risk of failure normally found in developing biotechnology products based on new technologies. Successfully developing, manufacturing, introducing and marketing our early-stage product candidates will require several years and substantial additional capital. Currently, we do not have facilities to manufacture these vaccine product candidates for use in late-stage clinical trials. Moreover, we must demonstrate safety and efficacy and gain regulatory approval for these products. In addition, several companies are developing products that would compete with our early-stage products.

WE MAY NOT RECEIVE PATENT PROTECTION FOR OUR POTENTIAL PRODUCTS AND MANUFACTURING PROCESSES.

     Our success depends to a significant degree upon our ability to develop proprietary products. We seek to protect our technology and potential products, when possible, with patents and trade secrets. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for these inventions. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability, cannot be

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

predicted. We cannot be sure that any of our owned or licensed patents or patent applications will issue or, if issued, will not be invalidated or circumvented, or that the rights granted by them will provide any protection or competitive advantages to us.

     We own or have exclusive licenses to various issued patents and pending patent applications both in the United States Patent and Trademark Office and in several foreign patent offices. We attempt, when possible, to obtain exclusive patent protection covering each potential product we are developing. There can be no assurance that each product we are developing will be protected by or protectable by issued patents in any or all countries in which we intend to market the product, if approved for sale by regulatory authorities. We have no issued patents covering the FluMist master donor strains. Our rights to the master donor strains are substantially based on (1) an exclusive worldwide license of materials and know-how from the University of Michigan, which owns the master donor strains from which our vaccine is derived, and (2) an exclusive license of know-how and clinical trial data from the NIH. We have no issued patents covering the bovine parainfluenza strain we are developing. Our rights to the bovine parainfluenza strain are substantially based on an exclusive, worldwide Biological Materials License of materials, clinical data and research information from the United States Public Health Service. We do have issued patents and/or pending patent applications in the United States and abroad which we believe will provide patent protection for our cytomegalovirus, herpes simplex virus, respiratory syncytial virus, or RSV, and recombinant parainfluenza virus type-3, or PIV-3, program technologies.

     The European Patent Office has informed us of its intention to deny claims relating to methods and compositions of recombinant non-segmented negative-strand RNA viruses contained in one of our granted European patents. Although this decision will not affect our FluMist cold-adapted influenza product, it may affect the European patent protection afforded our other vaccine candidates, including recombinant RSV and recombinant PIV-3.

OUR PRODUCTS COULD INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS, CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.

     Our success will also depend upon us not infringing patents issued to others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of our research and development programs. Some of these patent applications or patents may limit the scope of claims issuing from our patent applications, prevent certain claims from being issued, or conflict in certain respects with claims made under our applications.

OUR BUSINESS EXPOSES US TO PRODUCT LIABILITY CLAIMS AND THE DEFENSE OR LOSS OF ANY SUCH CLAIM COULD BE COSTLY.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of vaccines. We have obtained clinical trial liability insurance for our clinical trials. We also intend to seek product liability insurance in the future for products approved for marketing. However, we cannot be sure that we will be able to acquire or maintain insurance at a reasonable cost or in sufficient amounts to protect us from liability risks. A successful product liability claim or a series of claims brought against us could seriously harm our business. We intend to seek inclusion of some of our products in the United States National Vaccine Injury Compensation Program, a no-fault compensation program for claims against vaccine manufacturers, which administers a trust funded by excise taxes on sales of a number of recommended childhood vaccines. We cannot be sure that this government program will continue or that our proposed vaccines will be included in the program.

WE USE HAZARDOUS MATERIALS IN OUR BUSINESS AND AN ACCIDENT COULD BE COSTLY.

     Our business activities involve the controlled use of hazardous materials, chemicals, various radioactive substances and viruses. Although we believe that our safety procedures for handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability would seriously harm our business. In addition, we may incur substantial costs to comply with environmental regulations if we develop manufacturing capacity.


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               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this current report constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events and levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.



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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.




                                     AVIRON

Dated:  January 9, 2001               By: /s/ C. Boyd Clarke
                                          -----------------------------
                                          C. Boyd Clarke
                                          President, Chief Executive Officer
                                          and Chairman of the Board



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